Exhibit 99.2

For Immediate Release

January 29, 2008

Greer Bancshares Incorporated

Contact: Ken Harper

Phone: (864) 848-5104

Greer Bancshares Incorporated Declares First Quarter Cash Dividend

The Board of Directors of Greer Bancshares Incorporated, the parent company of Greer State Bank, on January 24, 2008 approved a quarterly cash dividend of 17 cents per share, payable on March 17, 2008 to shareholders of record on March 3, 2008. The cash dividend represents approximately a 4.7% annualized dividend yield based on the market value of Greer Bancshares Incorporated common stock of $14.50 per share as of January 28, 2008.

Greer Bancshares Incorporated is quoted on the OTC Bulletin Board under the symbol “GRBS.OB” and is the holding company for Greer State Bank. Greer State Bank is now in its twentieth year of operations and serves the greater Greer community in upstate South Carolina with three banking offices in Greer and a fourth office in the Taylors community between Greer and Greenville.